EXHIBIT 5.1

KLEHR, HARRISON, HARVEY, BRANZBURG & ELLERS LLP

260 S. Broad Street

Philadelphia, PA 19102

January 24, 2006

Environmental Tectonics Corporation
County Line Industrial Park
Southampton, Pennsylvania 18966

Re:	Environmental Tectonics Corporation Registration Statement on Form S-8

Gentlemen:

          We are rendering this opinion in connection with the registration by Environmental Tectonics Corporation, a Pennsylvania corporation (the "Company"), of 700,000 shares ( the "Shares") of its Common Stock, par value $.05 per share, under the Securities Act of 1933, as amended, pursuant to the above-referenced Registration Statement (the "Registration Statement"). 600,000 of the Shares (the "Option Shares") are reserved for issuance upon the exercise of options issued under the Company’s 2005 Nonemployee Director Stock Option Plan (the "Nonemployee Director Stock Option Plan"). 100,000 of the Shares (the "Consulting Shares") are reserved for issuance pursuant to the terms of a Service Contract dated October 24, 2005, between the Company and Sonny Callahan & Associates LLC (the "Service Contract").

          We are familiar with the Certificate of Incorporation, as amended, and the By-laws of the Company and have examined copies of the Nonemployee Director Stock Option Plan, the Service Contract, the resolutions adopted by the Company’s Board of Directors, and originals or copies, certified or otherwise identified to our satisfaction, of such other documents, evidence of corporate action, certificates and other instruments, and have made such other investigations of law and fact, as we have deemed necessary or appropriate for the purposes of this opinion.

          Based on the foregoing, and upon such further investigation as we have deemed relevant, we are of the opinion that the Option Shares, when issued in accordance with the terms of the Nonemployee Director Stock Option Plan and any related award agreement or certificate, including payment of the applicable purchase price, if any, and the Consulting Shares, when issued in accordance with the terms and conditions of the Service Contract, will be duly authorized, validly issued, fully paid and nonassessable.

          We consent to the filing of this opinion as an exhibit to the Registration Statement relating to the Shares and to the use of our name wherever appearing in the Registration Statement and any amendment thereto.

Very truly yours,

/s/ William W. Matthews, III

Klehr, Harrison, Harvey, Branzburg & Ellers LLP